EXHIBIT 99.1




                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
Independent Auditors' Report................................................2
Consolidated Balance Sheets at December 31, 2001 and 2000...................3
Consolidated Statements of Operations for the Years Ended
December 31, 2001, 2000, and 1999...........................................4
Consolidated Statements of Comprehensive Income (Loss) for the Years
Ended December 31, 2001, 2000 and 1999......................................5
Consolidated Statements of Changes in Stockholders' Equity for the
Years Ended December 31, 2001, 2000 and 1999................................6
Consolidated Statements of Cash Flows for the Years Ended
December 31, 2001, 2000 and 1999............................................7
Notes To Consolidated Financial Statements for the Years Ended
December 31, 2001, 2000 and 1999............................................8

INDEPENDENT AUDITORS' REPORT
Board of Directors and Stockholders
FiberCore, Inc.

Charlton, Massachusetts

We have audited the accompanying consolidated balance sheets of FiberCore, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FiberCore, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
March 28, 2002, except for Note 17 as to which the date is May 29, 2002.

                        FIBERCORE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

(Dollars in thousands except share data)                        2001     2000
                                                                ----     ----
                         ASSETS
Current assets:
  Cash.....................................................  $  1,721  $ 5,051
 Accounts receivable, less allowance for doubtful
   accounts of $703 in 2001 and $836 in 2000...............     8,436    8,332
  Other receivables........................................     5,398      707
  Inventories..............................................     8,099    6,193
  Prepaid and other current assets.........................     1,022      466
                                                              -------  --------
   Total current assets....................................    24,676   20,749
                                                              -------  -------
Property and equipment.....................................    50,124   26,033
Less - accumulated depreciation............................    (6,568)   (4,612)
                                                              -------  -------
   Property and equipment -- net............................   43,556    21,421
                                                              -------  -------
Other assets:
  Notes receivable from joint venture partners.............     4,948    4,949
  Restricted cash..........................................     1,753    1,849
  Patents, less accumulated amortization of $4,117 in 2001
   and $3,496 in 2000......................................     3,855    4,171
  Investment in joint venture..............................       925      925
  Deferred tax asset.......................................       383      722
  Goodwill, net of accumulated amortization of $882 in
   2001 and $363 in 2000...................................    10,897   11,336
  Other....................................................     1,990    1,331
                                                              -------  -------
   Total other assets......................................    24,751   25,283
                                                              -------  -------
   Total assets............................................  $ 92,983 $ 67,453
                                                             ======== ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current installment on long-term debt..  $ 10,859  $ 2,253
  Accounts payable.........................................     8,746    8,621
  Accrued expenses.........................................     5,966    4,892
  Advance payments from customers..........................       --     2,936
  Other liabilities........................................       424        --
                                                              -------   -------
     Total current liabilities.............................    25,995   18,702
  Deferred income..........................................     1,021       --
  Long-term debt...........................................    22,475    9,849
                                                            --------   -------
   Total liabilities.......................................    49,491    28,551
                                                            --------  --------
Minority interest..........................................     5,117     4,750
Commitments and contingencies (Note 10)
Stockholders' equity:

  Preferred stock, $ .001 par value, authorized 10,000,000
   shares; no shares issued and outstanding................        --       --
  Series A preferred stock, $ .001 par value, authorized
   1 share; 1 share issued and outstanding.................        --       --
  Common stock, $ .001 par value, authorized 100,000,000
   shares; shares issued and outstanding:  61,481,139 in
   2001 and 57,667,970 in 2000 ............................        61       58
  Additional paid-in-capital...............................    64,847   56,219
  Accumulated deficit......................................   (19,413) (19,893)
  Accumulated other comprehensive loss:
  Accumulated translation adjustment.......................    (7,120)  (2,232)
                                                              -------   -------
   Total stockholders' equity..............................    38,375   34,152
                                                              -------   -------
   Total liabilities and stockholders' equity..............   $92,983  $67,453
                                                              =======  ========

          See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

(Dollars in thousands except share data)
                                            2001          2000         1999
                                            ----          ----         ----
Net sales............................       $52,362       $36,919      $12,126
Cost of sales........................        36,084        25,118        9,820
                                         ----------     ----------   ----------
Gross profit.........................        16,278        11,801        2,306
Selling, general and
  administrative expenses............         8,692         5,071        3,237
Research and development.............         2,189         1,459          722
                                         ----------     ----------   ----------
Income (loss) from operations........         5,397         5,271       (1,653)
Interest income......................           243           367          110
Non-cash interest expense on
  convertible debt...................            --        (5,405)          --
Interest expense.....................        (2,271)         (794)      (1,062)
Other income (expense), net .........           484           226         (336)
                                         ----------     ----------   ----------
Income (loss) before income taxes
  and minority interest..............         3,853          (335)      (2,941)
(Provision) benefit for income
  taxes .............................        (3,006)       (2,054)         937
                                         ----------     ----------   ----------
Income (loss) before minority
  interest ..........................           847        (2,389)      (2,004)
Minority interest in income of
  subsidiary.........................          (367)         (308)          --
                                         ----------     ----------   ----------
Net Income (loss)....................          $480       $(2,697)     $(2,004)
Income (loss) per share of common        ==========     ==========   ==========
  stock
Basic................................       $  0.01       $ (0.05)     $ (0.05)
                                         ==========     ==========   ==========
Diluted .............................       $  0.01       $ (0.05)     $ (0.05)
                                         ==========     ==========   ==========
Weighted average shares outstanding
Basic................................    58,074,724     49,043,882   36,610,544
                                         ==========     ==========   ==========
Diluted..............................    63,885,536     49,043,882   36,610,544
                                         ==========     ==========   ==========


          See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands )

                                                2001        2000        1999
                                                ----        ----        ----
Net income (loss)                           $   480      $(2,697)   $ (2,004)
Other comprehensive (loss) income:
Foreign currency translation
  adjustments                                (4,888)      (1,226)       (466)
                                             ------      -------     ----------
Comprehensive loss                          $(4,408)      (3,923)     (2,470)
                                            ========     ========    ==========

          See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands except share data)


                                                           ACCUMULATED
                                 COMMON STOCK                OTHER
                                                          COMPREHENSIVE  RETAINED          TOTAL
                                           PAR    PAID-IN   INCOME       EARNINGS      STOCKHOLDERS
                           SHARES        VALUE    CAPITAL    (LOSS)      (DEFICIT)        EQUITY
----------------------------------------------------------------------------------------------------
Balance, December
  31, 1998..............  35,936,463     $ 36     $23,337    $  (540)    $(15,192)       $ 7,641
Sale of stock for
  cash..................   1,000,000        1         249                                    250
Issuance of stock
  for conversion of
  debt..................   4,468,139        5       1,060                                  1,065
Issuance of stock
  options for
  services..............                               94                                     94
Discount on notes
  for value of
  warrants..............                              134                                    134
Foreign currency
  translation
  adjustment............                                         (466)                      (466)
Loss for the year.......                                                   (2,004)        (2,004)
-------------------------------------------------------------------------------------------------
Balance, December
  31, 1999..............  41,404,602     $ 42    $24,874     $ (1,006)   $(17,196)       $ 6,714
Sale of stock for
  cash..................   3,193,369        3     12,893                                  12,896
Issuance of stock
  for conversion of
  debt..................   8,704,275        9     10,164                                  10,173
Issuance of stock on
  exercise of
  options and
  warrants..............   4,132,800        4      2,405                                   2,409
Issuance of stock
  options for
  services..............     232,924                 478                                     478
Deemed interest on
  convertible debt......                           5,405                                   5,405
Foreign currency
  translation

  adjustment............                                    (1,226)                      (1,226)
Loss for the year.......                                                (2,697)          (2,697)
------------------------------------------------------------------------------------------------
Balance, December 31,
  2000..................  57,667,970    $ 58     $56,219   $(2,232)   $(19,893)         $34,152
Sale of stock for
  cash..................   1,826,487       2       3,787                                  3,789
Issuance of stock
  for conversion of
  debt..................   1,570,680       1       3,999                                  4,000
Issuance of stock
  options for
  services..............     163,333                 236                                    236
Issuance of stock
  options for
  acquisition of DCI....     252,669                 606                                    606
Foreign currency
  translation
  adjustment............                                    (4,888)                      (4,888)
Income for the year.....                                                  480               480
------------------------------------------------------------------------------------------------
Balance, December 31,
  2001..................  61,481,139    $ 61     $64,847   $(7,120)   $(19,413)          $38,375
================================================================================================


See accompanying notes to consolidated financial statements

                              FIBERCORE, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Dollars in thousands except share data)            2001       2000      1999
Cash flows from operating activities:
  Net income (loss)........................       $   480  $ (2,697)  $ (2,004)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Issuance of stock options for services
   performed...............................           236       119         94
  Depreciation and amortization............         4,184     2,815      1,932
  Deferred income tax (benefit)............           297       100       (952)
  Non-cash interest expense................            --     5,405        391
  Foreign currency translation (gain) loss
   and other...............................          (761)      235        209
Changes in assets and liabilities:
  Accounts receivable......................          (905)   (2,629)    (1,185)
  Other receivables........................        (4,691)     (756)       411
  Inventories..............................        (2,494)      363        807
  Prepaid and other current assets.........          (557)      443        (41)
  Accounts payable.........................         1,064     3,164       (108)
  Accrued expenses.........................          (829)    2,609         98
                                                 --------  --------    --------
   Net cash provided by (used in) operating
     activities............................        (3,976)    9,171       (348)
                                                 --------  --------    --------
Cash flows from investing activities:
  Purchases of property and equipment......       (24,813)   (9,950)    (1,156)
  Reimbursement from government grant......         2,092       165        556
  Cash used for acquisition................          (292)  (19,586)        --
  Cash acquired from acquisition...........            27       196         --
  Other....................................          (700)      (17)       (49)
   Net cash used in investing activities...       (23,686)  (29,192)      (649)
Cash flows from financing activities:
  Proceeds from issuance of common stock...         3,789    15,211        250
  Proceeds from long-term debt.............        15,067    10,650         --
  Proceeds from notes payable..............         8,224       300        755
  Repayment of notes payable...............        (1,190)   (1,209)        --
  Repayment of long term debt..............          (609)       --         --
  Financing costs..........................          (590)     (328)        --
   Net cash provided by financing activities       24,691    24,624      1,005
Effect of foreign exchange rate change on
  cash.....................................          (359)      (39)       329
Increase (decrease) in cash................        (3,330)    4,564        337
Cash, beginning of year....................         5,051       487        150
Cash, end of year..........................       $ 1,721   $ 5,051     $  487
Supplemental disclosure:
  Common stock issued for conversion of debt       $4,000   $10,173     $1,065
  Property acquired under capital leases...         4,119        --         --
  Cash paid for interest...................         1,711       600        310
  Cash paid for taxes......................         1,005       778         --

================================================================================
                See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Incorporation and nature of operations
--------------------------------------

FiberCore, Inc. (the "Company") is primarily engaged in the business of developing, manufacturing, and marketing single-mode and multimode optical fiber and optical fiber preforms for the telecommunications and data communications industry. The Company operates as a single segment enterprise.

The Company's principal operating companies are FCJ, a wholly owned subsidiary in Germany and Xtal, a 90% owned Brazilian company acquired June 1, 2000. FCJ manufactures both multimode and single-mode fiber and preforms with an emphasis on the multimode market; Xtal manufactures both single-mode and multimode fiber and single-mode preforms with an emphasis on the single-mode market.

In March 2000, FCJ formed FCM, a wholly owned subsidiary in Germany, which designs and manufactures the specialized fiber equipment used by the Company's operating units.

In May 2000, FCQ was formed in Germany as a wholly owned subsidiary of FiberCore, Inc. FCQ will be utilizing the Company's newly patented Plasma Outside Vapor Deposition ("POVD") technology to complement the supply of synthetic silica tube.

In April of 2001, FiberCore Glas (FCG) was formed in Germany as a wholly owned subsidiary of FCJ. FCG will be utilizing the Company's newly patented POVD technology to complement the supply of synthetic silica tube.

FiberCore Asia Sdn. Bhd. ("FC Asia") was formed in 1997 to construct an optical-fiber manufacturing facility in Malaysia. Construction of the Malaysian facility required loan financing which, due to the economic downturn in Asia, has been delayed.

FC Africa was formed in February 2002 as a joint venture between FCI and local investors in South Africa to construct an optical fiber manufacturing facility in the Cape Town, South Africa area. This facility will focus on the single-mode market for both domestic and export consumption and is expected to be operational by the second half of 2003.

The Company's common stock is listed on the Nasdaq Small-cap market.

Use of estimates in the preparation of financial statements
-----------------------------------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Minority interest on the balance sheet includes 10% ownership of Xtal, by its former owner, Algar, S.A.

The Company holds a 51% ownership in FC Asia, which is consolidated in the financial statements. Minority interest on the balance sheet includes the Malaysian partners' 49% ownership.

The Company holds a 7% interest, carried at $925,000, in Middle East Fiber Cable Co. ("MEFC"), a cable manufacturing company that operates in Saudi Arabia. In 2001, the Company made approximately $975,000 in preform sales to MEFC and $807,000 in 2000. MEFC began operations in 1998 and the Company believes that its share in the value of MEFC exceeds its investment. The Company is a co-guarantor with the other joint venture partners for certain credit facilities provided by banks to MEFC. The assets of MEFC also collateralize these credit facilities. At December 31, 2001, the Company was contingently liable for these loans in the amount of approximately $140,000.

Inventories
-----------

Inventories are valued at the lower of cost or market using the first-in, first-out method.

Property and equipment
----------------------

Property and equipment is stated at cost, net of grants received applicable to acquisitions. The cost of maintenance and repairs is charged to expense as incurred. Expenditures for significant renewals or improvements to properties and equipment are added to the basis of the asset. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets.

Restricted Cash
---------------

In connection with the 1997 expansion of the FCJ facility, the Company obtained a loan from the Berliner Bank in Germany. Sparkasse Jena in Germany assumed the loan under the same terms and conditions in 2001. Cash in the amount of German marks 3,850,000 (approximately U.S. $1,753,000 at December 31, 2001), has been deposited with this institution as collateral for this loan.

Patents
-------

Patents are amortized on a straight-line basis over seventeen years, which is the estimated useful life of the patents. The Company evaluates the recoverability of patents from expected future cash flows.

Fair value of financial instruments
-----------------------------------

The Company has financial instruments, which consist of cash, short-term receivables, accounts payable and notes payable, for which their carrying amounts approximate fair value due to the short maturity of those instruments.

The principal amount of the long-term debt approximates fair value because the interest rates on these instruments approximate current market rates.

Translation of foreign currencies
---------------------------------

The translation of foreign subsidiaries financial statements into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. Unrealized gains or losses resulting from translation are included in stockholders' equity as other comprehensive income
(loss).

Revenue
-------

Revenue is recognized when products are shipped for all businesses.

Research and Development
------------------------

Research and development costs are expensed as incurred. The Company received $127,000, $209,000 and $161,000 in grants for research and development activities in 2001, 2000 and 1999, respectively. The grant funds received are accounted for in other income. The principal terms of the grants are that the grant funds received are used only for the specific project for which the grants were awarded and that the research project is completed in accordance with the terms of the grant award. The projects progress is evaluated on a periodic basis (usually quarterly) and in the event that the Company determined that the conditions of the grant were not met or the grantor has advised the Company that the funds were not used as intended, then the Company would record the liability at the date of such determination with an offsetting charge to income. The Company has completed or is completing all research projects in accordance with the terms of the grants and therefore has not recorded any obligation to repay any grant funds received.

Income taxes
------------

The Company accounts for income taxes in accordance with the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to the differences between the book and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

Earnings (loss) per share of common stock
-----------------------------------------

Basic earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings per share assumes that outstanding common shares were increased by shares issuable upon the exercise of options and warrants for which market price exceeds the exercise price, less shares, which could have been purchased by the Company with the related proceeds.

Stock-based compensation
------------------------

FASB Statement No. 123 "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, the Company will continue to measure compensation cost for employee stock compensation transactions using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" as permitted under FASB 123.

Recent Accounting Pronouncements
--------------------------------

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and its resulting designation. The Company adopted FAS 133, as amended by FAS 138, beginning January 1, 2001. Adoption of this new accounting standard did not have any impact on the Consolidated Statement of Operations. As of December 31, 2001, the Company had no forward exchange contracts or other hedging instruments.

In June 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The Company will adopt this new standard beginning January 1, 2002. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life, but will be subject to an annual assessment for impairment by applying a fair-value based test. The Company anticipates that the adoption of this new standard will result in the discontinuation of annual goodwill amortization of approximately $530,000, in 2002. We have not completed our initial assessment of recoverability.

In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company will adopt this new standard beginning January 1, 2002. We do not expect the adoption of this standard to have a material impact on the statement of financial position or results of operations.

Impairment of Long-Lived Assets
-------------------------------

The Company reviews the recoverability of its long-lived assets, including goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from expected future undiscounted operating cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate the fair value of long-lived assets.

Reclassifications
-----------------

Certain amounts in the prior year financial statements have been reclassified to conform to the 2001 presentation.

(2)   EARNINGS PER SHARE

Basic earnings per share ("EPS") is based on the weighted average number of common shares outstanding, excluding common stock equivalents. Diluted EPS reflects the potential dilution of EPS that could occur if securities or other contracts to issue common shares were exercised or converted.

For the year ended December 31, 2001, basic and diluted earnings per share were calculated. For the years 2000 and 1999, there was no difference between basic and diluted earnings per share due to the losses of the Company.

The following table shows securities outstanding as of December 31, that dilute basic EPS. Since there were losses in 2000 and 1999, the securities listed below were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

                                                 2001        2000       1999
                                              ---------   ---------  ---------
Employee stock options......................  3,805,078   4,516,783   6,073,151
Warrants to acquire common stock............  2,005,734   3,368,276   5,190,613
Common stock to be issued for
  convertible debt..........................          0   1,570,680   5,616,699
                                              ---------   ---------   ---------
      Total.................................  5,810,812   9,455,739  16,880,463
                                              =========   =========  ==========


(3)   ACQUISITIONS AND STRATEGIC INVESTMENTS

On June 1, 2001, the Company acquired the capital stock of DCI Data Communications, Inc., a privately-held company located in Hyannis, Massachusetts. DCI was merged into FiberCore's Automated Light Technologies
(ALT) subsidiary and the merged entity was subsequently renamed DCI FiberCore, Inc. The Company expects DCI to boost the breadth of the Company's technical capabilities used in support of bringing optical fiber closer to the end-user. The results of DCI for 2001 were not significant to the results of operations set forth in the Company's consolidated financial statements.

DCI designs, installs and maintains low cost fiber optic networks, primarily in the northeast U.S., for local area network applications, such as those used in hospitals, universities, government and commercial buildings. When combined with ALT's current product line, which includes early warning detection systems that monitor and identify faults in fiber optic cables, cable protection devices and electro-optical talk sets, DCI will have a proprietary base of technologies to help bring fiber to the end-user.

The purchase price of DCI was approximately $1,100,000 and consisted, almost exclusively, of the issuance of 252,669 shares of FiberCore common stock. 101,068 of these shares of common stock are held in escrow and are contingently issuable based on certain conditions. The cost of the acquisition of $1,100,000 exceeds the estimate of the fair value of the net asset acquired by $520,000. This excess, which has been accounted under purchase accounting as goodwill, is being amortized over 20 years.

On June 20, 2000, the Company closed on an agreement to acquire, as of June 1, 2000, full ownership of Xtal FiberCore, Brasil (formerly "Xtal Fibras Opticas, S.A."), a wholly owned subsidiary of Algar S.A. The $25,000,000 purchase price is payable over a three year period; however, $2,500,000 is subject to achieving certain profitability targets. At the closing, the Company paid $10,000,000 in cash and issued to Algar a $10,000,000 note payable with interest at 6% payable on December 31, 2000 for 90% of Xtal. According to the terms of the agreement, the Company was entitled to receive a $1,000,000 discount if the $10,000,000 note was prepaid by August 31, 2000. On August 29, 2000, Algar's Chief Operating Officer, on behalf of Algar, agreed to allow the discount if the remaining $9,000,000 of the note was paid by September 8, 2000. On September 8, 2000, the Company paid $9,000,000 together with interest, to Algar. Subsequently, Algar disputed the understanding. On December 29, 2000, the Company, in full settlement of the dispute, paid Algar $200,000 receiving, in effect, an $800,000 rather than a $1,000,000 discount. At the closing, the Company also issued a $2,500, 6% note, payable in two installments of $1,250,000 each, on September 20, 2001, and on December 20, 2002, respectively. The obligation to repay the $2,500,000 note is contingent on Xtal's attaining specified profitability targets in 2000 and 2001; the targets in 2000 and 2001 were achieved. The Company may acquire the remaining 10% of the stock upon payment of an additional $2,500,000 plus 6% interest on or before June 20, 2003. The cost of the acquisition of $22,486,000 exceeds the estimate of the fair value of the net assets acquired by $11,699,000. This excess, which has been accounted for under purchase accounting as goodwill, is being amortized over twenty years.

Assuming the acquisition of Xtal had occurred at the beginning of each period presented, the pro forma net sales, gross profit, net loss and basic and diluted loss per share of common stock are provided below.

(DOLLARS IN THOUSANDS)                                          PRO FORMA
                                                         YEAR ENDED DECEMBER 31,

                                                          2000           1999
                                                        ---------      ---------
Net sales.......................................        $  48,408      $  29,898

Gross Profit ...................................        $  13,461      $   4,035

Net Loss .......................................        $ (2,390)      $ (5,420)

Basic and diluted loss per share of common
  stock.........................................        $   (.05)      $   (.13)

Weighted average shares outstanding ............       51,866,828     42,614,451


In November 1997, the Company entered into a joint-venture agreement with Federal Power Sdn. Bhd. ("FDP") and PNB Equity Resource Corporation ("PERC") to form FiberCore Asia Sdn. Bhd. ("FC Asia") in Malaysia. FC Asia was established to construct and operate an optical fiber preform manufacturing facility in Malaysia. The Company owns 51% of FC Asia, and FDP and PERC own 37% and 12%, respectively.

The Company granted FC Asia a license to use the Company's technology in exchange for the Company's ownership interest, and FDP and PERC contributed cash of $1,683,000 and notes of $4,949,000 for their ownership interests. Due to the economic situation in Malaysia and the Pacific Rim the debt financing required for the project has not, as yet, been obtained. The Company and the other shareholders in FC Asia are continuing to seek alternative financing and additional equity partners for FC Asia.

(4)   RECEIVABLES

Activity in the allowance for doubtful accounts consisted of the following for the years ended December 31:

(Dollars in thousands)                            2001       2000        1999
                                                 -----      -----       ------
Balance at beginning of period.............      $ 836      $ 220       $ 200
Additions charged to expense...............         --         17         409
Xtal allowance acquired....................         --        803          --
Deductions.................................       (133)      (204)       (389)
                                                ------     -------      ------
      Balance at end of period.............      $ 703      $ 836       $ 220
                                                ======     =======      ======

Other receivables consist of the following at December 31:

(Dollars in thousands)                           2001       2000
                                                ------   --------
Due from suppliers.........................     $2,369   $     --
Value added tax............................      2,921        567
Other......................................        108        140
                                                ------    -------
      Total................................     $5,398     $  707
                                                ======    =======

(5)   INVENTORIES

Inventories consist of the following at December 31:

(Dollars in thousands)                           2001       2000
                                               ------     ------
Raw materials...............................   $3,913     $4,418
Work-in-process ............................    1,379        992
Finished goods .............................    2,807        783
                                               ------     ------
      Total ................................   $8,099     $6,193
                                               ======     ======


(6)   PROPERTY AND EQUIPMENT

Property and equipment, including capital leases, consist of the following at December 31:

(Dollars in thousands)                    ESTIMATED
                                         USEFUL LIVES       2001        2000
                                         -----------    -----------  ----------
Land.................................                 $     1,562    $   1,248
Buildings............................      25 years         4,447        3,010
Vehicles.............................      5 years             13           --
Office equipment.....................     2-5 years           832          695
Machinery and equipment..............     2-12 years       25,317       16,006
Furniture and fixtures...............     5-7 years            21           21
Leasehold improvements...............     3-10 years          800          405
Construction in progress.............                      22,706        8,321
                                                      -----------   ----------
                                                           55,698       29,706
Less grant proceeds received.........                      (5,574)      (3,673)
                                                      -----------   -----------
      Total..........................                  $   50,124   $  26,033
                                                      ===========   ===========


Depreciation on property and equipment charged to expense was $2,946,000 in 2001, $1,793,000 in 2000 and $1,058,000 in 1999. Capital leases included above are $369,000 for buildings and $3,750,000 for equipment with accumulated depreciation of $243,000 as of December 31, 2001.

(7)   ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

(Dollars in thousands)                           2001       2000
                                              --------   --------
Accrued wages, benefits & taxes............   $  1,525   $  1,593
Accrued interest...........................        235        120
Accrued legal and audit....................        276        266
Accrued income taxes.......................      2,198        406
Other......................................      1,732      2,507
                                              --------   --------
      Total................................   $  5,966   $  4,892
                                              ========   ========

(8)   NOTES PAYABLE


Notes payable consist of the following at December 31:

(Dollars in thousands)                                          2001      2000
                                                                ----      ----
Notes payable to Banco ABC Brasil SA with interest at 10.5%,
due at various dates from January 6 through July 25, 2002         1,234    ---

Note payable to Banco BNL do Brasil SA with interest at
3.2%, due March 29, 2002                                            408    ---

Notes payable to Banco do Estado de Sao Paulo SA with
interest rates ranging from 3.2 - 5.0%, due at various dates
from February 27, 2002 through June 3, 2002                       2,346    179

Notes payable to Banco Sudameris Brasil SA with interest at
1.7%, due November 28, 2002                                       2,565    ---

Notes payable to Banco Bilbao Vizcaya Argentaria Brasil SA
with interest at 1.7%, due June 18, 2002                            501    ---

Note payable to Dresdner Bank with interest at 7.56%, due
February 20, 2001                                                   ---    312

Amounts outstanding under working capital loans from
Brazilian banks with interest rates ranging from 29% to 34%
due March 31, 2002                                                  584    512

Note payable to Algar S.A with interest at 6%, due
December 20, 2002                                                 1,250   1,250

Current portion of capital lease with Banco Votorantin SA
with interest at 19% maturing May 2004                            1,221    ---

Current portion of mortgage on building with Sparkasse Jena
with interest at 7% due June 30, 2011                                43    ---

                                                                   2001   2000
(Dollars in thousands)                                          ------- ------
Current portion of capital lease with AVV Thuringen GmbH
with interest at 15.75%, due November 1, 2006                        48    ---

Current portion of Fleet Bank loan - floating rate based on
Libor, due December 26, 2002                                        659    ---
                                                                ------- ------
Total                                                           $10,859 $2,253
                                                                ======= ======


At December 31, 2001, Xtal had notes payable to various Brazilian banks amounting to $7,638,000. The notes bear interest at annual rates ranging from 1.7% to 34%. The notes are due at various dates throughout 2002. The funds were used for working capital purposes.

At December 31, 2000, the Company's Brazilian subsidiary, Xtal maintained two lines of credit of approximately $512,000 with Brazilian banks. The notes bear interest at 18.33% per year. The notes, which were unsecured, were paid in full in January 2001. As of December 31, 2001, Xtal maintained two lines amounting to $584,000, with interest rates ranging from 29% to 34%.

Pursuant to the acquisition of Xtal, the Company issued $2,500,000 of 6% notes, payable in two installments of $1,250,000 each, on September 20, 2001, and on December 20, 2002, respectively. The obligation to repay the $2,500,000 note is contingent on Xtal's attaining specified profitability targets in 2000 and 2001; the profitability targets for 2000 and 2001 were met. At December 31, 2000, the first loan was booked. That loan was paid as of December 31, 2001. The second contingent loan was booked as of December 31, 2001 and is due with interest at 6% on December 20, 2002.

During April of 2001, Xtal purchased $3,750,000 of equipment under a capital lease with Banco Votorantin SA, with an annual interest rate of 19%. The lease will be paid off in May 2004. The principal portion of the lease due in 2002 is $1,221,000.

During August of 2001, FCQ borrowed $956,000 from Sparkasse Jena for the purchase of a building with an interest rate of 7%. Principal payments start June 30, 2002. The loan matures in June of 2011.

As of June, 2001, FCJ financed $369,000 towards the cost of a new building for FiberCore Machinery, with an interest rate of 16% due in November of 2006. The current portion of principal payments of $48,000 is reflected in notes payable.

The conversion prices of convertible notes either equaled or exceeded the trading price of the Company's stock on the date of issue. All of the proceeds of the notes were used for working capital.

(9)   LONG-TERM DEBT

Long-term debt consists of the following at December 31:

(Dollars in thousands)                                          2001      2000
                                                              -------   -------
Note payable to Sparkasse Jena, with interest at 6.25%,
due September 30, 2006.                                       $ 3,507   $ 3,699

Capital lease with AVV Thuringen GmbH. with interest at
15.75%, due November 1, 2006                                      280       ---

Mortgage payable to Sparkasse Jena with interest at 7% due
June 30, 2011                                                     913       ---

Notes payable to consortium of Banks in Germany at interest
rates ranging from 5.6% to 6.15% due March 31, 2011             7,102       ---

Convertible note payable to Crescent International, with
interest at 8%, due June 9, 2002 (Converted January 11,
2001).                                                            ---     4,000

Capital lease with Banco Votorantin SA with interest at 19%,
due May, 2004                                                   2,173       ---

Fleet Bank line of credit - Floating rate based on Libor,
due December 26, 2005, net of current installment.              8,500     2,150
                                                              -------    ------
Total                                                         $22,475   $ 9,849
                                                              =======   =======


During the year ended December 31, 1997, the Company drew down 7,700,000 German marks (approximately U.S. $3,507,000 at December 31, 2001) under a loan agreement with the Sparkasse Jena. The proceeds were used to fund the expansion of the Company's plant in Germany. The loan bears interest at 6.25% annually and is due on September 30, 2006. A cash deposit of approximately $1,753,000 collateralizes the loan. The Sparkasse Jena loan contains certain financial ratio covenants. At December 31, 2001, the Company was in compliance with these covenants.

On May 19, 2000 in a private placement, the Company issued 4,451,509 shares of common stock to Tyco Electronics Corporation, a wholly owned subsidiary of Tyco International Ltd, upon conversion of all outstanding debt and accrued interest, in the amount of $6,432,000. The remaining debt discount of $629,000 was recorded as a credit to additional paid-in-capital. In addition, Tyco paid $2,000,000 upon the exercise of warrants to purchase 2,765,487 shares of common stock. In connection with the debt conversion, Tyco released its liens on the Company's assets.

As part of a private placement transaction with Crescent International Ltd. ("Crescent"), the Company issued on June 9, 2000 and July 5, 2000 secured, two year, 8% convertible notes, in the amounts of $6,000,000 and $1,500,000, respectively.

On June 26, and December 29, 2000, Crescent converted $2,000,000 of the $6,000,000 note and the $1,500,000 note into 685,871 and 590,760 shares of common stock, respectively. The convertible notes are convertible into common shares of the Company at the lower of (i) the volume-weighted-average trading prices during the 10 trading days preceding the closing, or (ii) 93% of the average of the lowest three consecutive weighted-average trading prices during the 22 trading days preceding the conversion. In connection with the deemed beneficial conversion feature of the $6,000,000 and $1,500,000 note and, in accordance with accounting pronouncements, the Company recorded as of June 9, 2000 and July 5, 2000, $5,317,000 and $88,000, respectively, of non-cash interest expense offset by an increase in additional paid-in-capital. The adjustments have no effect to the net equity of the Company. The remaining $4,000,000 of the June 9, 2000 note was converted by Crescent on January 11, 2001 into 1,570,680 shares. In addition, Crescent released its liens and pledges on all collateral.

On December 26, 2000, the Company closed on a $10,000,000, five (5) year revolving credit loan agreement with Fleet National Bank, but the maximum principal amount of the loan decreases by $750,000 on December 26, 2001 and each subsequent year. Contemporaneously with each reduction, the Company shall repay to the Bank the amount, if any, by which the outstanding principal balance exceeds the loan commitment as so reduced, together with accrued interest and unpaid interest, thereon. The Company is required to pay commitment fees of 1% per annum on the unused balance of the Fleet revolving credit loan. The loan is guaranteed by Tyco Sigma Limited, a wholly owned subsidiary of Tyco International Ltd., pursuant to a Guarantor Indemnification Agreement entered into with the Company and three managing shareholders of the Company. Under the guarantee, the Company is obligated to make quarterly payments to Tyco Sigma Limited in an amount equal to 0.4% (1.6% annually) on the $10,000,000. At the Company's election, the interest rate is equal to either the bank's prime rate or 1.5% above the bank's LIBOR rate, which is set at one, two and three month intervals. In addition, so long as obligations remain owing to Fleet, the Company will not pay any dividends or make similar distributions. While the Company entered into a Pledge and Security Agreement with respect to substantially all of the Company's assets, as part of the closing, the Pledge and Security Agreement is not effective and no security interest shall attach unless the bank elects upon the occurrence of an event of default or the existence of an adverse credit rating with respect to Tyco International Group S.A. If an event of default occurs, Tyco Sigma can exercise its rights as holder of its share of the Series A Preferred Stock to cause the Company's Board of Directors to be expanded to include a sufficient number of additional (Tyco/designated) Series A directors such that the Series A directors constitute a majority of the Board of Directors. If the Guarantor Indemnification Agreement is terminated, all Series A directors will be deemed to resign, and the Series A Preferred Stock will automatically be cancelled. The Series A Preferred Stock contains no other voting rights or dividend, liquidation, conversion, or other monetary rights or preferences.

During 2001, the Company borrowed $7,008,646 under the Fleet Bank line of credit, with interest based on Libor. The proceeds were used for the expansion at FCJ, investment in FCQ and general working capital purposes at all locations.

FCJ borrowed $7,102,000 from a consortium of German banks during the course of 2001 with interest rates ranging from 5.6% to 6.2%, maturing in March of 2011. Principal payments commence in 2003. The proceeds were used for the expansion.

Scheduled maturities of long-term debt and capital leases are as follows at December 31, 2001:


                        (Dollars in thousands)

                        2003                  $       750
                        2004                        2,923
                        2005                        7,000
                        2006                        3,787
                        2011                        8,015
                                              -----------
                        Total                 $    22,475
                                              ===========

(10)  COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries have entered into various leases for its office and production space. The Company's office lease is on a monthly basis at a monthly rental of $2,750. FCJ conducts part of its operations from premises under an operating lease. The lease provides for fixed monthly rental payments of $23,000 for 2002 and $19,000 for 2003. The lease expires December 31, 2003, however, the Company has the option to renew the lease annually with six months notice. The Company intends to remain at these premises and use them in conjunction with the new building which has been constructed and will be used in 2002. Xtal owns the land and buildings in which its operations are conducted.

The Company has an outstanding S-3 registration statement, which was declared effective on September 29, 2000 by the Securities and Exchange Commission. The S-3 covers primarily the resale of securities held by Crescent International Ltd. and underwritten sales of common stock, from time to time, by the Company. Additionally, the Company filed a new S-3 registration statement on February 12, 2002. This S-3 has not yet been declared effective.

The Company has two vendor supply contracts which contain "take or pay" provisions to the extent that the Company purchases less than the agreed upon annual percentage covered by the annual purchase order. One contract also contains "take or pay" provisions if the vendor delivers less than the agreed upon amount covered by the annual purchase order. If the vendor delivers less than the contracted amount, they are required to pay a fee to FiberCore based on the amount of the shortage. The Company and Xtal are currently engaged in arbitration with one of these suppliers regarding volumes not taken during the fourth quarter of 2001, which is described more completely below. The Company currently has the following commitments under these take or pay contracts:

                                 2002  $18,096,513
                                 2003  $ 3,441,997

Xtal is party to a three (3) year take-or-pay contract expiring in June 2003, with Shin Etsu for the delivery of single-mode preforms to Xtal. In 2001, Xtal purchased approximately $10,900,000 of product under the contact. The contract calls for monthly purchases of preform with 50% of the volume at a fixed price and 50% to be set quarterly based on market prices. There are provisions in the contract that provide for exceptions for both parties regarding the requirements to ship or purchase preforms. In the fourth quarter of 2001, Xtal elected not to take most of the contracted volume under one of these provisions. Shin Etsu is contesting Xtal's interpretation of the contract and has submitted a claim to arbitration relative to this volume and additional volumes under a non-related agreement which is not a take-or-pay agreement. The total amount in dispute is approximately $4,400,000, with approximately $1,750,000 related to the take-or-pay contract. Xtal and the Company have submitted their position to the arbitration panel. However, if Xtal were to ultimately lose, Xtal could be required to purchase the preforms in question as well as pay the costs of arbitration. In that case, the legal costs of arbitration would negatively impact the Company's operating results, but the costs of the material would become part of inventory/cost of sales. This could potentially have a negative operating impact as well, depending on the price of the preforms determined in the arbitration ruling versus the market price of the preforms at the time of the ruling. The parties have had settlement discussions during this period but have not reached an agreement at this time. Xtal has continued to purchase preforms from Shin Etsu under the contract since the fourth quarter of 2001.

Future minimum lease payments under non-cancelable operating leases (with minimum or remaining lease terms in excess of one year) are as follows, as of December 31, 2001:

      (Dollars in thousands)

         FISCAL YEAR ENDING
            DECEMBER 31,            AMOUNT
        -------------------     --------------
      2002....................  $   1,882
      2003....................      1,915
      2004....................      1,598
      2005....................      1,589
      2006....................      1,631
      2007 and thereafter.....      1,756
                                -------------
           Total..............  $  10,371
                                =============


Included in the statements of operations for the years ended December 31, 2001, 2000 and 1999 is operating lease expense of $1,377,000, $396,000, and $384,000, respectively.

The Company is currently in litigation with Techman International Corp. ("Techman") and M. Mahmud Awan ("Awan") who controls Techman, relating to certain investments, contracts and other claims. Both parties are seeking approximately $500,000 in cash. In addition, the Company is suing Techman and Awan for the return of shares that have been canceled by the Company because of the failure of Techman and Awan to satisfy certain conditions related to their issuance. The litigation is in the discovery and motion phase. The Company believes that its claims against Techman and Awan are good and that it will ultimately prevail on its claims, but given the uncertainties inherent in litigation, the outcome cannot be predicted with any reasonable certainty at this time.

ALT is contingently liable for certain debt of a former subsidiary, Allied Controls, Inc. ("Allied"), in the amount of approximately $200,000. Allied is current in its payments with respect to this debt.

The Company is a co-guarantor with the other joint venture partners for certain credit facilities provided by banks to MEFC. The assets of MEFC collateralize the obligations under the credit facility. At December 31, 2001, the Company was contingently liable for these loans in the amount of approximately $140,000.

In addition to the above, the Company is subject to various claims, which arise in the ordinary course of business. The Company believes such claims, individually or in the aggregate, will not have a material adverse effect on the financial position or results of operations of the Company.

(11)  STOCKHOLDERS' EQUITY

The Company has completed the following sales of securities during the past three years:

1) a private placement in reliance on Section 4(2) of the Securities Act of 1933 ("Section 4(2)), dated July, 1999, pursuant to which the Company issued to a private investor 1,000,000 shares of Common Stock for $250,000;

2) a private placement in reliance on Section 4(2), dated May 16, 2000, pursuant to which the Company issued 485,002 shares to ten offshore accredited investors for $1,550,000;

3) a private placement in reliance on Section 4(2), dated May 19, 2000, pursuant to which the Company issued 4,451,529 shares of Common Stock to Tyco Electronics Corporation, a wholly owned subsidiary of Tyco International Ltd, upon its conversion of $6,432,000 outstanding debt, including interest, and issued 2,765,487 shares of Common Stock upon the exercise of warrants for $2,000,000;

4) a private placement in reliance on Section 4(2) with Crescent International Ltd, ("Crescent") dated June 9, 2000, with respect to a $30,000,000 commitment pursuant to which the Company:

      o issued 1,200,274 shares of Common Stock for $3,500,000 on June 9, 2000;

      o issued $7,500,000 in debt convertible into shares of Common Stock, of which $2,000,000 on June 29, 2000 and $1,500,000 on December 29,
            2000 were converted into 685,871 and 590,760 shares of Common Stock, respectively. The remaining $4,000,000 held as of December 31, 2000 was converted into 1,570,680 shares of Common Stock on January 12, 2001; and

      o could require Crescent to purchase up to $19,000,000 of additional shares of Common Stock, based on a market-based pricing formula; subject to certain terms and limitations set forth in the Company's Agreements with Crescent and with respect to which Crescent has registration rights.

      o a private placement in connection with transactions with Crescent, pursuant to which the Company issued to Gruntal, its then investment banker and agent in the Crescent transactions, warrants to purchase up to 504,146 shares (includes 47,260 warrants issued December 29, 2000, of Common Stock at a weighted average exercise price of $3.56;

5) a private placement in reliance on Section 4(2), dated September 5, 2000, pursuant to which the Company issued 1,352,275 shares of Common Stock to Tyco Sigma Limited, a wholly owned subsidiary of Tyco International Ltd., for $9,000,000;

6) an offering in reliance on Regulation S, dated September 15, 2000 pursuant to which the Company issued 155,718 shares of Common Stock to two venture capital companies located outside the U.S. for $1,110,000; and

7) On August 20, 2001, the Company replaced existing $19,000,000 equity line with Crescent with a new line totaling the same amount. Pursuant to the new agreement, the Company has completed the following transactions:

      o a private placement in reliance on Section 4(2), dated August 20, 2001 pursuant to which the Company issued 661,625 shares of Common Stock to Crescent for $3,000,000;

      o a private placement in reliance on Section 4(2), dated October 31, 2001, pursuant to which the Company issued 446,667 shares of Common Stock to Crescent for $1,000,000;

8) As of January 15, 2002, the Company sold $5,000,000 of 5% convertible subordinated debentures to a group of investors consisting of Riverview Group, LLC, Laterman & Co. and Forevergreen Partners. The Company's agreements with the investors require the Company to register the shares of the Company's common stock issuable upon conversion of the debentures or exercise of warrants sold to the investors in connection with the sale of the debentures. The Company is in the process of registering the resale of the shares into which the debentures may be converted and the shares issuable upon exercise of the described warrants. The debentures mature in January of 2004, but the Company must redeem $500,000 of the outstanding debentures each month, commencing April 1, 2002, and may do so in shares of the Company's common stock if certain conditions are met.

      The purchase agreement also provides for the Company's issuance to the investors of an additional $1,000,000 of 5% four year debentures upon the effectiveness of a registration statement. In addition, the purchase agreement also allows the investors to purchase, at their option, up to an additional $3,000,000 of debentures (to the extent that the Company has not required the investors to purchase convertible subordinated debentures pursuant to the provision described in the next sentence) at any time before January 15, 2003, if the average of the volume weighted average trading prices for the 5 trading days prior to the investors' notice to the Company requiring the Company to sell them additional debentures is greater than $2.6973. In addition, at any time before January 15, 2003, the Company may require the investors to purchase up to $3,000,000 of convertible subordinated debentures (to the extent the investors have not purchased convertible debentures at their option pursuant to the provision described in the preceding sentence) if the average of the volume weighted average trading prices for the 5 trading days prior to the Company's providing the investors with notice requiring them to purchase additional debentures is greater than $4.4505.

The Company has or will use the proceeds in from the foregoing sales of securities primarily to finance the acquisition of Xtal and improvements at Xtal's facilities and for research and development activities, support the Company's expansion program including capacity expansion and productivity initiatives in Germany, initial funding for FiberCore Africa, working capital and other Corporate purposes.

In connection with the Company's transaction with Crescent, the Company filed a registration statement on Form S-3 which became effective on September 29, 2000. The registration statement provided for Crescent's resale of the shares of Common Stock previously issued to Crescent, the shares of Common Stock issuable to Crescent upon exercise of warrants, and 456,886 shares of Common Stock issuable upon exercise of warrants issued to Gruntal. The registration statement also included a shelf registration of 4,200,000 shares of Common Stock which the Company may sell through one or more underwritten offerings. As of December 31, 2000, the Company had not sold any shares under the registration statement.

In January 2001, the Company engaged Merrill Lynch & Co. to act as a financial advisor in connection with any proposed business combination transaction or other corporate transactions. Merrill also served as placement agent for the Company's sale of $5,000,000 convertible debentures on January 15, 2002.

The following represents the stock option activity, price range and weighted average price during the three years ended December 31, 2001.

                                                                     WEIGHTED
                                       NUMBER OF    EXERCISE PRICE   AVERAGE
                                        SHARES         RANGE         EXERCISE
                                     ----------   ---------------   ----------
Outstanding at December 31, 1998     2,020,225    $0.003-$1.58         $0.95
Granted in 1999                      4,052,926    $0.1875-$2.125       $0.49
                                     ----------   --------------    ----------
Outstanding at December 31, 1999     6,073,151    $0.003-$2.125        $0.641
Granted in 2000                        110,416    $3.81-$4.906         $3.915
Exercised in 2000                   (1,172,986)   $0.003-$1.58         $0.47
Expired in 2000                       (493,798)   $1.16-$2.13          $1.42
                                     ---------    -------------      ---------
Outstanding at December 31, 2000:    4,516,783    $0.1875-$4.906       $0.60
Granted in 2001                        781,500    $4.125-$6.11         $4.46
Exercised in 2001                     (548,831)   $0.1875-$1.58        $0.28
Expired in 2001                       (192,000)   $0.27-$4.125         $0.53
                                     ---------    -------------      ---------
Outstanding at December 31, 2001:    4,557,452    $0.1875-$6.11        $1.30
                                     =========================================

At December 31, 2001:
Exercisable                          3,617,294    $0.1875-$4.906       $0.70
Not Exercisable                        940,158    $0.5625-$6.11        $3.59

Options vest at various dates, generally over the three-year period from the date of the grant. The options granted in 2001, 2000 and 1999 expire ten (10) years from the grant date.


A summary of the status of the Company's stock options and weighted average prices at December 31, 2001 are as follows:

                                     WEIGHTED                            WEIGHTED
                                     AVERAGE                             AVERAGE
     RANGE OF          OPTIONS      EXERCISE    REMAINING    OPTIONS     EXERCISE
  EXERCISE PRICE     OUTSTANDING      PRICE       YEARS    EXERCISABLE    PRICE
-----------------    ----------     -------     ---------  ----------    -------
$0.1875 - $0.5625    2,997,827        $0.24          7     2,876,995      $0.22
$0.57 - $1.50          148,709        $1.45          *       148,709      $1.45
$1.51 - $4.906       1,258,916        $3.25          7       591,590      $2.81
$4.92-$6.11            152,000        $5.78         --           --          --
                    ----------        -----               ----------      -----
$0.1875 - $6.11      4,557,452        $1.30                3,617,294      $0.69
                    ==========        =====               ==========      =====
*  Options granted and exercisable have no expiration date.

The Company applies APB Opinion 25 in accounting for its stock compensation plans. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss and loss per share would have been as follows:

(Dollars in thousands)            2001      2000      1999
                                  ----     -----      ----
Net loss
--------
  As reported                   $ 480     $(2,697)  $(2,004)
                                ======    ========  =========
  Pro forma                     $(413)    $(3,076)  $(2,230)
                                =====     ========  =========
Basic earnings (loss) per share
------------------------------
  As reported                  $  0.01    $  (0.05) $  (0.05)
  Pro forma                    $ (0.01)   $  (0.06) $  (0.06)

Diluted earnings (loss) per share
---------------------------------
  As reported                  $  0.01    $  (0.05) $  (0.05)
  Pro forma                    $ (0.01)   $  (0.06) $  (0.06)

The weighted average fair value of options granted during 2001, 2000 and 1999 was $2.64, $3.09 and $0.29, respectively.

The fair value of each option granted is estimated on the grant date using the Black-Scholes model. The following assumptions were made in estimating fair value:

                    ASSUMPTIONS            STOCK PLAN
                 --------------        -----------------
                 Dividend yield        --
                 Risk-free interest    5.0%
                 rate
                 Expected life         3 years in 2001 and
                                       2000and 10 years in
                                       1999
                 Expected volatility   89% in 2001, 140% in
                                       2000 and 50% for 1999


At December 31, 2001 there were outstanding warrants to purchase 3,279,941 common shares at exercise prices ranging from $0.25 to $7.179 per share. Of the warrants outstanding, 1,606,462 were held by certain officers of the Company and their spouses. Warrants issued in conjunction with debt issues were valued using the Black-Scholes method and the Company recorded debt discount for the fair value of these warrants. The debt discount was amortized to interest expense over the term of the loans.

The warrants are exercisable from the date of the grant and expire at various dates to October 2006.

(12)  INCOME TAXES

The provision (benefit) for income taxes consists of the following components:

(Dollars in thousands)         2001     2000     1999
                              ------   ------   -----
Current:
--------
  Federal                    $  ---   $  ---   $  ---
  State                         ---        8       15
  Foreign                     2,709    1,946      ---
                             -------  ------   -------
                             $ 2,709  $1,954   $   15
                             -------  ------   -------
Deferred:
---------

  Federal                    $   ---  $   ---  $   ---
  State                          ---      ---      ---
  Foreign                       297      100     (952)
                             -------  ------   --------
                                297      100     (952)
                             -------  ------   --------
                             $ 3,006  $2,054   $ (937)
                             =======  ======   ========

The provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before income taxes as a result of the following:

(Dollars in thousands)         2001     2000     1999
                              ------   ------  -------
U.S. Federal income tax
  (benefit) at
  statutory rate             $ 1,220  $  (113) $(1,000)
State income taxes, net
  of Federal benefit              1         5       12
Non-deductible expenses         214     2,181      287
Foreign tax rate
  differential                  314      (269)      46
Recognition of NOL              ---       ---     (905)
U.S. loss with no tax
  benefit                     1,210       303      623
Other, net                       47       (53)     ---
                             -------- -------  ---------
                             $ 3,006  $ 2,054  $  (937)
                             ======== =======  =========

The significant components of the deferred tax assets as of December 31, 2001 and December 31, 2000 are as follows:

(Dollars in thousands)         2001             2000
                             ------            ------
Deferred Liabilities:           ---              ---
Total Deferred Tax
  Liability                     ---              ---
Deferred Assets:
  Reserves                   $  1,003         $  789
  Net Operating loss
   carry-forward                9,941          7,397
  Foreign tax credit              273           273
                             --------        -------
Total Deferred Tax Asset     $ 11,217        $8,459
Valuation allowance           (10,834)       (7,737)
                             --------        -------
  Net Deferred Tax Asset     $    383        $  722
                             ========        =======

The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In 2001, FiberCore retained a full valuation allowance against the net operating losses of Xtal that was acquired in June 2000. A deferred tax asset has been established for post-acquisition temporary differences. The net deferred tax asset applicable to FiberCore is fully reserved. During 1999, the Company reversed the valuation allowance attributable to the net deferred tax asset applicable to FCJ. This resulted in an income tax benefit of $952,000. The total valuation allowance increased $3,097,000, $2,038,000 and $338,000 in 2001, 2000, and 1999 respectively.

The Company has net operating loss carry forwards available of approximately $21,064,000 at December 31, 2001 for federal tax purposes. There has been no federal income tax expense for the years 2001, 2000, and 1999. The majority of the net operating loss carry-forwards expire in the years 2009 through 2021.

ALT has pre-acquisition net operating loss carry forwards available of approximately $519,000 at December 31, 2001 for federal and state tax purposes. The loss carry forwards expire between the years 2001 and 2010.

Xtal has pre-acquisition net operating loss carry forwards of approximately $4,369,000 for corporate income and social contribution taxes. The use of the losses is limited to 30% of taxable income per year and the losses can be carried forward indefinitely.

(13)  MAJOR CUSTOMERS

For 2001, one customer exceeded the 10% level of consolidated sales. Cabelte Cabos Electricos SA represented 19% of the Company's sales in 2001 and 11% in 2000. In 2000, Furukawa Industrial S/A was the only other company that exceeded the 10% level with sales to them totaling 11% of sales. In 1999, 4 companies exceeded that level - Leone AG (24%), Pinnacl (21%), Siemens AG (10%), and Optical Cable Corp (10%).

As of December 31, 2001, there were no customer's accounts receivable, which amounted to 10% or more of total trade accounts receivable. As of December 31, 2000, Cabelte Cabos Electricos S.A. accounted for $2,728,000 or 30% of accounts receivable and Brasfio Industria e Commercio S.A. accounted for $1,495,000 or 16%. As of December 31, 1999, Pinnacl, Ltd, which was acquired by Tyco International in 2001, accounted for $669,000 or 34% and Leone AG accounted for $472,000 or 24%.

(14)  RELATED PARTY TRANSACTIONS

In 2001, the Company had sales to MEFC of $975,000, in which the Company holds a 7% interest; sales in 2000 to MEFC were $807,000. On August 1, 2000, Mr. Steven Phillips assumed the role of interim Chief Financial Officer. He continued in that role through July 26, 2001, at which time he resumed his role as a consultant to the Company. Prior to July 31, 2000 and subsequent to July 26, 2001, the Company had a consulting agreement with One Financial Group Incorporated ("OFG"), a company controlled by Mr. Phillips who is also a director of the Company. OFG provided services as a financial advisor and for the period July 27, 2001 to December 31, 2001, the Company incurred costs of $119,000 in connection with services rendered by OFG. During the period from January 1, to July 31, 2000, the Company incurred costs of $116,000.

(15)  FOREIGN OPERATIONS

The Company has operations in four principal geographic areas: the United States (Company and DCI), Germany (FCJ), Brazil (Xtal) and Malaysia (FC Asia). Following is a summary of information by area for the years ended December 31, 2001, 2000 and 1999:

(Dollars in thousands)                                2001      2000     1999
                                                      ----      ----     ----
Net sales to customers in:

  United States...................................  $  9,981  $  4,241 $  1,697
  Germany.........................................     5,198     5,944    5,432
  United Kingdom..................................     3,955     2,995    2,895
  Brazil..........................................    24,360    22,276      ---
  Other...........................................     8,868     1,463    2,102
                                                    --------  -------- --------
Net sales as reported in the accompanying
  consolidated statements of operations             $  52,362 $ 36,919 $ 12,126
                                                    ========= ======== ========
Long-lived assets:
  United States(1)................................  $  8,520  $  7,938 $  9,375
  Germany.........................................    22,524     7,432    3,788
  Brazil(2).......................................    31,929    25,278      ---
  Malaysia........................................     5,334     5,334    5,336
                                                    --------- -------- --------
Total long-lived assets                             $ 68,307  $ 45,982 $ 18,499
                                                    ========= ======== ========


(1)   Includes $506 of Goodwill

(2)   Includes $10,391 of Goodwill in 2001 and $11,335 of Goodwill in 2000

Inter-company sales are eliminated in consolidation and are excluded from net sales reported in the accompanying consolidated statements of operations. Identifiable assets are those that are identifiable with operations in each geographic area. FC Asia had no significant operations since its formation in 1997.

(16)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS)

                QUARTERS                  FIRST     SECOND     THIRD    FOURTH
------------------------------------     -------   --------   -------  --------
2001(1)

Net sales                                $16,226   $18,066   $  8,823   $  9,247
Gross Profit                               6,591     7,230      3,089       (632)
Net  income (loss)                         2,979     3,049     (2,241)    (3,307)
Basic  income (loss) per share(5)        $  0.05   $  0.05   $  (0.04)  $  (0.05)
Diluted  income (loss) per share         $  0.05   $  0.05   $  (0.04)  $  (0.05)
2000(2)
Net sales                                $ 3,453   $ 6,413   $ 13,188   $13,865
Gross profit                                 732     1,690      3,859     5,520
Net  income (loss) (3)                      (496)   (5,333)       836     2,296
Basic  income (loss) per share(5)        $ (0.01)  $ (0.11)  $   0.02   $  0.04
Diluted  income (loss) per share (4)     $ (0.01)  $ (0.11)  $   0.01   $  0.04
1999
Net sales                                $ 2,655   $ 2,371   $  2,824   $ 4,276
Gross profit                                 318       425        261     1,302
Net loss                                    (655)     (719)      (589)     (41)
Basic and diluted loss per share         $ (0.02)  $ (0.02)  $  (0.02)  $  0.00

(1)   The Company purchased DCI as of June 1, 2001
(2)   The Company purchased Xtal as of June 1, 2000
(3) During the second quarter the Company recorded a non-cash interest charge of $5,317 related to beneficial conversion features on convertible debt.
(4) As the Company reported a consolidated net loss for the year ended December 31, 2000, basic and diluted earnings per share for that period were the same. As the Company reported a consolidated net income for the third and fourth quarter of 2000, the Company had both basic and diluted earnings per share for those periods.
(5) The sum of the quarterly loss per share does not equal the annual loss per share due to rounding.

(17)        GOODWILL AMORTIZATION

In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation follows of the net income
(loss) and income (loss) per share reported in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss) to the pro forma amounts adjusted for the exclusion of goodwill amortization, net of related tax effect. The pro forma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization on net income (loss) and net income (loss) per share and are for comparative purposes only.

                                                        For the year ended
                                   --------------------------------------------------------------
                                    December 31,            December 31,            December 31,
                                        2001                   2000                    1999

Reported net income (loss)          $   480                  $ (2,697)              $ (2,004)
Add: Goodwill amortization,
       net of income tax                519                       363                     --
                                    --------                 ---------              ---------
Adjusted net income (loss)          $   999                  $ (2,334)              $ (2,004)
                                    ========                 =========              =========
Net income (loss) per share:
Basic and diluted:                  $  0.01                  $  (0.05)              $  (0.05)
Add - Goodwill amortization
         net of income tax             0.01                      0.01                     --
                                    --------                 --------               ---------
Adjusted net income (loss)
         per share - basic          $  0.02                  $  (0.04)              $  (0.05)
         and diluted                ========                 =========              =========
